Exhibit 99.1

Anchiano Announces Shareholder Approval of the Merger with Chemomab and Prices $45.5M Private Financing

Anchiano shareholders approve all resolutions at shareholder meeting

The merged company is expected to receive approximate gross proceeds from the private financing of $45.5 million, which will be used to advance the Chemomab pipeline

TEL-AVIV, Israel, March 15, 2021 (________NEWSWIRE) -- Anchiano Therapeutics Ltd. (“Anchiano”; Nasdaq: ANCN) and Chemomab Ltd. (“Chemomab”), a clinical-stage biotech company focused on the discovery and development of innovative therapeutics for fibrosis-related diseases with high unmet need, today announced that Anchiano’s shareholders voted to approve the contemplated merger with Chemomab and the issuance of Anchiano American Depositary Shares (ADSs) in connection with the pending merger. Shareholders also approved a reverse split of Anchiano’s common shares.

The companies also announced the pricing of a private investment of $45.5 million into the combined company led by new and certain existing investors of Chemomab including Cormorant Asset Management, OrbiMed, Peter Thiel, Christian Angermayer’s Presight Capital and Apeiron Investment Group, as well as other healthcare-focused and institutional investors. The private financing consists of the sale of 41,908,232 ADSs and 4,190,819 accompanying warrants at a purchase price of $1.08443 (pre reverse split to take effect immediately prior to the closing of the merger). The warrants will have an exercise price of $1.08443 and will expire five years from the date of issuance.

Oppenheimer and Co. Inc. served as the sole placement agent for the financing.

About Anchiano

Anchiano is a biopharmaceutical company dedicated to the discovery, development, and commercialization of novel targeted therapies to treat cancer in areas of significant clinical need located in Cambridge, MA. Anchiano is developing small-molecule pan-mutant-RAS inhibitors and inhibitors of PDE10 and the b-catenin pathway. For more information about Anchiano, please visit www.anchiano.com.

About Chemomab Ltd.

Chemomab is a clinical-stage biotech company focusing on the discovery and development of innovative therapeutics for fibrosis-related diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has potential to treat multiple severe and life-threatening inflammatory and fibrotic diseases and is currently undergoing clinical development for the orphan diseases, Primary Sclerosing Cholangitis (PSC) and Systemic Sclerosis (SSc). Chemomab is advancing in parallel three Phase 2 clinical trials for CM-101 in fibrotic indications and expecting to report data during 2021-2022. Chemomab is supported by leading healthcare-focused investors including OrbiMed and Peter Thiel. For more information about Chemomab, please visit www.chemomab.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the timing and completion of the private placement and proposed merger; Chemomab having sufficient resources to advance its pipeline; and other statements that are not historical fact. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Anchiano’s and Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties.

Because such statements deal with future events and are based on Anchiano’s and Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Anchiano or the combined company could differ materially from those described in or implied by the statements in this press release, including: the risk that the conditions to the closing of the proposed merger and private placement are not satisfied; uncertainties as to the timing of the consummation of the proposed merger and private placement and the ability of each of Anchiano and Chemomab to consummate the proposed merger; the outcome of any legal proceedings that have been or may be instituted against the parties and others related to the merger agreement; the combined company’s listing on the Nasdaq Stock Market; the uncertain and time-consuming regulatory approval process; risks related to the combined company’s ability to correctly manage its operating expenses and its expenses; risks related to the market price of Anchiano’s ADSs relative to the exchange ratio; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger transaction; combined company’s plans to develop and commercialize its product candidates, including CM-101 and RAS; the timing of initiation of combined company’s planned clinical trials; the timing of the availability of data from combined company’s clinical trials; the timing of any planned investigational new drug application or new drug application; combined company’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of combined company’s product candidates; combined company’s commercialization, marketing and manufacturing capabilities and strategy; the combined company’s ability to protect its intellectual property position; the impact of public health epidemics affecting countries or regions in which the parties and others related to the merger agreement have operations or transact business, such as the COVID-19 pandemic; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Anchiano and its business can be found under the caption “Risk Factors” and elsewhere in Anchiano’s filings and reports with the SEC, including in the Anchiano’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 9, 2021 and its other subsequent filings with the SEC. Anchiano expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Anchiano’s and Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Anchiano Therapeutics Ltd. Contact:
Investor Relations
Phone: 857-259-4622
info@anchiano.com

Chemomab Ltd. Contact:
Sharon Elkobi
VP, Business Development
Phone: +972773310156
ir@chemomab.com